Pricing supplement To prospectus dated April 8, 2020, prospectus supplement dated April 8, 2020 and product supplement no. 4-II dated November 4, 2020	Registration Statement Nos. 333-236659 and 333-236659-01 Dated March 9, 2022 Rule 424(b)(2)
JPMorgan Chase Financial Company LLC

Structured Investments

$1,000,000

Auto Callable Contingent Digital Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate due March 28, 2024

Fully and Unconditionally Guaranteed by JPMorgan Chase & Co.

General

•	The notes are designed for investors who seek early exit prior to maturity at a premium if, on the Review Date, the Reference Rate Spread is at or above -0.10%. The notes are also designed for investors who seek a fixed payment if, on the Observation Date, the Reference Rate Spread is at or above the Trigger Level of -0.30%. If the notes have not been automatically called, investors may lose some or all of their principal amount at maturity, even if the fixed payment is payable.
•	Investors in the notes should be willing to accept this risk of loss and be willing to forgo interest payments in exchange for the possibility of receiving a premium payment or a fixed payment.
•	If the notes have not been automatically called, the payment at maturity, excluding any fixed payment, will not be greater than the principal amount of the notes and will depend on the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity, excluding the fixed payment, will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity, excluding any fixed payment, will be only 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and investors will lose all of their principal amount at maturity. Accordingly, investors may lose some or all of their principal amount at maturity.
•	The date on which an automatic call may be initiated is March 27, 2023†.
•	The notes are unsecured and unsubordinated obligations of JPMorgan Chase Financial Company LLC, which we refer to as JPMorgan Financial, the payment on which is fully and unconditionally guaranteed by JPMorgan Chase & Co. Any payment on the notes is subject to the credit risk of JPMorgan Financial, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof

Key Terms

Issuer:	JPMorgan Chase Financial Company LLC, an indirect, wholly owned finance subsidiary of JPMorgan Chase & Co.
Guarantor:	JPMorgan Chase & Co.
Reference Rate Spread:	The 10-Year U.S. Dollar SOFR ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “10-Year Reference Rate”) minus the 2-Year U.S. Dollar SOFR ICE Swap Rate determined as set forth under “Supplemental Terms of the Notes” in this pricing supplement (the “2-Year Reference Rate”) (each of the 10-Year Reference Rate and the 2-Year Reference Rate, a “Reference Rate” and collectively, the “Reference Rates”). For any calendar day during the Observation Period that is not a U.S. Government Securities Business Day, the applicable Reference Rate will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date.
Automatic Call:	If the Reference Rate Spread on the Review Date is greater than or equal to -0.10%, the notes will be automatically called for a cash payment of $1,115 per note (representing a call premium of 11.50%), payable on the Call Settlement Date. The call premium is a fixed percentage and is not linked to either Reference Rate or to the Reference Rate Spread.
Payment at Maturity:	If the notes have not been automatically called and the Final Reference Rate Spread is greater than or equal to the Trigger Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 ×	number of calendar days in the Observation Period that the Reference Rate Spread is greater than or equal to the Trigger Level	+ Contingent Digital Payment
number of calendar days in the Observation Period

If the notes have not been automatically called and the Final Reference Rate Spread is less than the Trigger Level, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 ×	number of calendar days in the Observation Period that the Reference Rate Spread is greater than or equal to the Trigger Level number of calendar days in the Observation Period

If the notes have not been automatically called, you may lose some or all of your principal amount at maturity.
Contingent Digital Payment:	$230 per $1,000 principal amount note. The Contingent Digital Payment is a fixed amount and is not linked to either Reference Rate or to the Reference Rate Spread.
Trigger Level:	-0.30%
Final Reference Rate Spread:	The Reference Rate Spread on the Observation Date
Pricing Date:	March 9, 2022
Original Issue Date:	On or about March 14, 2022 (Settlement Date)
Review Date:	March 27, 2023
Call Settlement Date†:	March 30, 2023
Observation Period:	The period from and including March 30, 2023 to but excluding the Maturity Date
Observation Date / Rate Cut-Off Date:	March 25, 2024
Maturity Date†:	March 28, 2024
CUSIP	48133DD49
†	Subject to postponement as described under “General Terms of Notes — Postponement of a Payment Date” in the accompanying product supplement

Investing in the notes involves a number of risks. See “Risk Factors” beginning on page S-2 of the accompanying prospectus supplement, “Risk Factors” beginning on page PS-12 of the accompanying product supplement and “Selected Risk Considerations” beginning on page PS-6 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Issuer
Per note	$1,000	$15	$985
Total	$1,000,000	$15,000	$985,000
(1)	See “Supplemental Use of Proceeds” in this pricing supplement for information about the components of the price to public of the notes.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Financial, will pay all of the selling commissions of $15.00 per $1,000 principal amount note it receives from us to other affiliated or unaffiliated dealers. See “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement.

The estimated value of the notes, when the terms of the notes were set, was $887.90 per $1,000 principal amount note. See “The Estimated Value of the Notes” in this pricing supplement for additional information.

The notes are not bank deposits, are not insured by the Federal Deposit Insurance Corporation or any other governmental agency and are not obligations of, or guaranteed by, a bank.

Additional Terms Specific to the Notes

You should read this pricing supplement together with the accompanying prospectus, as supplemented by the accompanying prospectus supplement relating to our Series A medium-term notes of which these notes are a part, and the more detailed information contained in the accompanying product supplement. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in the “Risk Factors” section of the accompanying prospectus supplement and the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-II dated November 4, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320021467/crt_dp139322-424b2.pdf
•	Prospectus supplement and prospectus, each dated April 8, 2020: http://www.sec.gov/Archives/edgar/data/19617/000095010320007214/crt_dp124361-424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 1665650, and JPMorgan Chase & Co.’s CIK is 19617. As used in this pricing supplement, “we,” “us” and “our” refer to JPMorgan Financial.

Supplemental Terms of the Notes

A “U.S. Government Securities Business Day” means any day except for a Saturday, a Sunday or a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Each of the Review Date, the Observation Date and any calendar day during the Observation Period is a Determination Date for purposes of the accompanying product supplement, but is not subject to postponement under “General Terms of Notes — Postponement of a Determination Date.”  Instead, it is subject to adjustment as described below.

With respect to any day:

(1)	the “10-Year Reference Rate” refers to the 10-Year U.S. Dollar SOFR ICE Swap Rate, which is the rate for U.S. dollar swaps with a designated maturity of 10 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions); and
(2)	the “2-Year Reference Rate” refers to the 2-Year U.S. Dollar SOFR ICE Swap Rate (together with the 10-Year U.S. Dollar SOFR ICE Swap Rate, the “ICE Swap Rates”), which is the rate for U.S. dollar swaps with a designated maturity of 2 years, referencing the Secured Overnight Financing Rate (“SOFR”) (compounded in arrears for twelve months using standard market conventions), that appears on the Bloomberg Screen USISSO10 Page and the Bloomberg Screen USISSO02 Page, respectively, (each a “Bloomberg Screen Page”) at approximately 11:00 a.m., New York City time, on that day, as determined by the calculation agent, provided that, if no such rate appears on the applicable Bloomberg Screen Page on that day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the applicable Reference Rate for that day in its sole discretion.

Notwithstanding the foregoing, for any calendar day during the Observation Period that is not a U.S. Government Securities Business Day, the applicable Reference Rate will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date.

“Bloomberg Screen USISSO10 Page” and “Bloomberg Screen USISSO02 Page” mean the displays designated as Bloomberg screens “USISSO10” and “USISSO02”, respectively, or such other pages as may replace the Bloomberg screens “USISSO10” and “USISSO02,” respectively, on that service or such other service or services as may be nominated for the purpose of displaying rates for U.S. dollar swaps referencing SOFR by ICE Benchmark Administration Limited (“IBA”) or its successor or such other entity assuming the responsibility of IBA or its successor in calculating rates for U.S. dollar swaps referencing SOFR in the event IBA or its successor no longer does so.

Notwithstanding the foregoing paragraph:

(i)  If the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate; and

JPMorgan Structured Investments —	PS-1
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

(ii) If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Review Date, Observation Date, Observation Period, U.S. Government Securities Business Day and Rate Cut-Off Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor, spread and/or formula it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

JPMS, one of our affiliates, will act as the calculation agent for the notes.  We may appoint a different calculation agent, including ourselves or another affiliate of ours, from time to time after the date of this pricing supplement without your consent and without notifying you.  See “General Terms of Notes — Calculation Agent” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-2
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

What Is the Total Return on the Notes upon an Automatic Call, Assuming a Range of Performances for the Reference Rate Spread?

The following table illustrates the hypothetical simple total return (i.e., not compounded) on the notes that could be realized with respect to the Review Date for a range of movements in the Reference Rate Spread. The following table assumes that the call premium used to calculate the call premium amount applicable to the Review Date is 11.50%, regardless of any widening of the Reference Rate Spread, which may be significant. An entry of “N/A” indicates that the notes would not be called on the Review Date and no payment would be made on the Call Settlement Date. Each hypothetical return set forth below is for illustrative purposes only and may not be the actual total return applicable to a purchaser of the notes. The numbers appearing in the following table have been rounded for ease of analysis.

Reference Rate Spread at Review Date	Payment at Call Settlement Date
0.80%	11.50%
0.70%	11.50%
0.60%	11.50%
0.50%	11.50%
0.40%	11.50%
0.30%	11.50%
0.20%	11.50%
0.10%	11.50%
0.05%	11.50%
0.00%	11.50%
-0.05%	11.50%
-0.10%	11.50%
-0.20%	N/A
-0.25%	N/A
-0.26%	N/A
-0.30%	N/A
-0.40%	N/A
-0.50%	N/A
-0.60%	N/A
-0.70%	N/A
-0.80%	N/A
-0.90%	N/A
-1.00%	N/A

Hypothetical Example of Amount Payable upon Automatic Call

The following example illustrates how the payment upon an automatic call is calculated.

Example: The Reference Rate Spread increases to a Reference Rate Spread of 0.05% on the Review Date. Because the Reference Rate Spread on the Review Date of 0.05% is greater than -0.10%, the notes are automatically called, and the investor receives a single payment of $1,115.00 per $1,000 principal amount note on the first Call Settlement Date. No further payments will be made on the notes.

JPMorgan Structured Investments —	PS-3
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Rate Spread and no Automatic Call?

The following table illustrates the hypothetical payment at maturity on the notes, excluding any Contingent Digital Payment, in different hypothetical scenarios, assuming no automatic call. We make no representation or warranty as to the number of calendar days during the Observation Period on which the Reference Rate Spread will be greater than or equal to the Trigger Level. Each hypothetical payment set forth in the table and examples below assumes that there are 360 calendar days during the Observation Period for ease of reference. The actual number of calendar days during the Observation Period is different from the assumed number of calendar days used here. Each hypothetical payment set forth in the table and examples below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Number of Calendar Days During Observation Period on Which Reference Rate Spread Is Greater Than or Equal to Trigger Level	Percentage of Calendar Days During Observation Period on Which Reference Rate Spread Is Greater Than or Equal to Trigger Level	Payment at Maturity*
360	100.00000%	$1,000.0000
340	94.44444%	$944.4444
320	88.88889%	$888.8889
300	83.33333%	$833.3333
280	77.77778%	$777.7778
260	72.22222%	$722.2222
240	66.66667%	$666.6667
220	61.11111%	$611.1111
200	55.55556%	$555.5556
180	50.00000%	$500.0000
160	44.44444%	$444.4444
140	38.88889%	$388.8889
120	33.33333%	$333.3333
100	27.77778%	$277.7778
80	22.22222%	$222.2222
60	16.66667%	$166.6667
40	11.11111%	$111.1111
20	5.55556%	$55.5556
0	0.00000%	$0.0000

* Excluding any Contingent Digital Payment payable at maturity. If the notes have not been automatically called and the Final Reference Rate Spread is greater than or equal to the Trigger Level, you will receive the Contingent Digital Payment at maturity.

Hypothetical Examples of Payment at Maturity on the Notes if no Automatic Call

The following examples illustrate how the payment at maturity on the notes in different hypothetical scenarios is calculated, excluding any Contingent Digital Payment.

Example 1: The Reference Rate Spread is greater than or equal to the Trigger Level on 360 calendar days during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 360 calendar days during the Observation Period (i.e., 100% of the calendar days during the Observation Period), the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, in addition to the Contingent Digital Payment, calculated as follows:

$1,000 × 360 / 360 = $1,000

Example 2: The Reference Rate Spread is greater than or equal to the Trigger Level on 180 calendar days during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 180 calendar days during the Observation Period (i.e., 50% of the calendar days during the Observation Period), the investor receives a payment at maturity of $500 per $1,000 principal amount note, in addition to any Contingent Digital Payment, calculated as follows:

$1,000 × 180 / 360 = $500

Example 3: The Reference Rate Spread is greater than or equal to the Trigger Level on 0 calendar day during the Observation Period. Because the Reference Rate Spread is greater than or equal to the Trigger Level on 0 calendar days during the Observation Period (i.e., 0% of the calendar days during the Observation Period), the investor receives a payment at maturity of $0 per $1,000 principal amount note, calculated as follows:

$1,000 × 0 / 360 = $0

The hypothetical payments on the notes shown above apply only if you hold the notes for their entire term. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-4
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Selected Purchase Considerations

•	FIXED APPRECIATION POTENTIAL — If, with respect to the Review Date, the Reference Rate Spread is at or above -0.10%, the notes will be automatically called and you will receive, for each $1,000 principal amount note, $1,000 plus the call premium amount of $115 on the Call Settlement Date. If the notes have not been automatically called and the Final Reference Rate Spread is greater than or equal to the Trigger Level, you will receive at maturity, for each $1,000 principal amount note, $1,000 plus the Contingent Digital Payment of $230 per $1,000 principal amount note. Because the notes are our unsecured and unsubordinated obligations, the payment of which is fully and unconditionally guaranteed by JPMorgan Chase & Co., payment of any amount on the notes is subject to our ability to pay our obligations as they become due and JPMorgan Chase & Co.’s ability to pay its obligations as they become due.
•	Potential Early Exit With Appreciation As a Result of Automatic Call Feature — While the original term of the notes is approximately two years, the notes will be automatically called before maturity if, with respect to the Review Date, the Reference Rate Spread is at or above -0.10%, and you will be entitled to receive on the Call Settlement Date a return equal to the call premium as set forth on the cover of this pricing supplement. Even in cases where the notes are called before maturity, you are not entitled to any fees and commissions described on the front cover of this pricing supplement.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL — If the notes have not been automatically called, we will pay you your principal back at maturity only if the Reference Rate Spread is greater than or equal to the Trigger Level on each calendar day during the Observation Period. However, if the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period, excluding any Contingent Digital Payment, you will lose some or all of your principal amount at maturity. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity, excluding the Contingent Digital Payment, will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity, excluding any Contingent Digital Payment, will be only 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and you will lose all of your principal amount at maturity. If the notes have not been automatically called, investors may lose some or all of their principal amount at maturity, even if the Contingent Digital Payment is payable.
•	RETURN LINKED TO THE SPREAD BETWEEN THE 10-YEAR U.S. DOLLAR SOFR ICE SWAP RATE AND THE 2-YEAR U.S. DOLLAR SOFR ICE SWAP RATE — The Reference Rate Spread is the difference between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate.

The 10-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 10-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “Annex A — SOFR” in this pricing supplement.

The 2-Year U.S. Dollar SOFR ICE Swap Rate is a “constant maturity swap rate” that measures the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. dollar interest rate swap transaction with a 2-year maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.

The call premium is a fixed percentage and the Contingent Digital Payment is a fixed amount and neither is linked to either Reference Rate or to the Reference Rate Spread.

•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-II. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes. Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes, as more fully described in “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Notes Treated as Open Transactions That Are Not Debt Instruments” in the accompanying product supplement. Assuming this treatment is respected, although not free from doubt, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the notes could be materially and adversely affected. It is possible that a taxable event could be deemed to have occurred at some point during the Observation Period (a “Fixing Event”), in which case you might be required to recognize any “built-in gain” on the notes at that time and your tax consequences of holding the notes after the Fixing Event would likely be significantly affected. In particular, you would likely be required to recognize any additional income on the notes thereafter as ordinary interest income, possibly in advance of their retirement or earlier disposition, and any gain upon disposition thereafter would
JPMorgan Structured Investments —	PS-5
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

likely be treated as ordinary income as well. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. These risks are explained in more detail in the “Risk Factors” sections of the accompanying prospectus supplement and the accompanying product supplement and below.

Risks Relating to the Notes Generally

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes have not been automatically called, your payment at maturity, excluding any Contingent Digital Payment, will depend on the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. If the notes have not been automatically called, we will pay you your principal back at maturity only if the Reference Rate Spread is greater than or equal to the Trigger Level on each calendar day during the Observation Period. However, if the Reference Rate Spread is less than the Trigger Level on any calendar day during the Observation Period, excluding any Contingent Digital Payment, you will lose some or all of your principal amount at maturity. For example, if the Reference Rate Spread is greater than or equal to the Trigger Level on 100% of the calendar days during the Observation Period, the payment at maturity, excluding the Contingent Digital Payment, will be 100% of the principal amount of the notes. However, if the Reference Rate Spread is greater than or equal to the Trigger Level on only 50% of the calendar days during the Observation Period, the payment at maturity, excluding any Contingent Digital Payment, will be only 50% of the principal amount of the notes, and if the Reference Rate Spread is greater than or equal to the Trigger Level on 0% of the calendar days during the Observation Period, the payment at maturity will be 0% of the principal amount of the notes and you will lose all of your principal amount at maturity. If the notes have not been automatically called, investors may lose some or all of their principal amount at maturity, even if the Contingent Digital Payment is payable.
•	LIMITED RETURN ON THE NOTES — Your potential gain on the notes will be limited to the call premium, as set forth on the cover of this pricing supplement, if the notes are automatically called, regardless of any increase in the Reference Rate Spread, which may be significant. Your potential gain on the notes will be limited to the Contingent Digital Payment, as set forth on the cover of this pricing supplement, if the notes have not been automatically called, regardless of any increase in the Reference Rate Spread, which may be significant. You will not participate in any increase in the Reference Rate Spread. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Rate Spread during the term of the notes.
•	IF THE NOTES HAVE NOT BEEN AUTOMATICALLY CALLED, YOUR PAYMENT AT MATURITY ON THE NOTES IS BASED ON THE PERFORMANCE OF THE REFERENCE RATE SPREAD, WHICH MAY NARROW SIGNIFICANTLY DURING THE TERM OF THE NOTES TO A NEGATIVE SPREAD — The Reference Rate Spread may decline, or “narrow,” significantly during the term of the notes to a negative spread, as a result of the factors described under “— Risks Relating to the Reference Rate Spread — The Reference Rate Spread Will Be Affected By a Number of Factors and May Be Volatile” below. If the notes have not been automatically called, your payment at maturity, excluding any Contingent Digital Payment, will depend on the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. Under these circumstances, you may lose some or all of your principal amount at maturity. You should not invest in the notes if you do not understand the Reference Rates, the Reference Rate Spread or have no view on longer-term rates relative to shorter-term rates.

The Reference Rate Spread will narrow and may become negative if (i) the 10-Year Reference Rate decreases or remains constant while the 2-Year Reference Rate increases or (ii) the 10-Year Reference Rate decreases while the 2-Year Reference Rate increases or remains constant. However, even if the Reference Rates move in the same direction (i.e., both Reference Rates are increasing or decreasing at the same time), if (i) the 2-Year Reference Rate increases by more than 10-Year Reference Rate increases or (ii) the 10-Year Reference Rate decreases by more than 2-Year Reference Rate decreases, the Reference Rate Spread will narrow and the Reference Rate Spread could be less than the Trigger Level during the Observation Period. Any of these scenarios increases the likelihood that the Reference Rate Spread will be less than the Trigger Level during the Observation Period, which will result in a greater potential for a loss of some or all of your principal amount at maturity.

•	CREDIT RISKS OF JPMORGAN FINANCIAL AND JPMORGAN CHASE & CO. — The notes are subject to our and JPMorgan Chase & Co.’s credit risks, and our and JPMorgan Chase & Co.’s credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on our and JPMorgan Chase & Co.’s ability to pay all amounts due on the notes. Any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or
JPMorgan Structured Investments —	PS-6
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

credit spreads, as determined by the market for taking that credit risk, is likely to adversely affect the value of the notes.  If we and JPMorgan Chase & Co. were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

•	AS A FINANCE SUBSIDIARY, JPMORGAN FINANCIAL HAS NO INDEPENDENT OPERATIONS AND HAS LIMITED ASSETS — As a finance subsidiary of JPMorgan Chase & Co., we have no independent operations beyond the issuance and administration of our securities. Aside from the initial capital contribution from JPMorgan Chase & Co., substantially all of our assets relate to obligations of our affiliates to make payments under loans made by us or other intercompany agreements. As a result, we are dependent upon payments from our affiliates to meet our obligations under the notes. If these affiliates do not make payments to us and we fail to make payments on the notes, you may have to seek payment under the related guarantee by JPMorgan Chase & Co., and that guarantee will rank pari passu with all other unsecured and unsubordinated obligations of JPMorgan Chase & Co.
•	THE NOTES ARE NOT TRADITIONAL FIXED INCOME SECURITIES — Traditional fixed income securities linked to an interest rate, commonly referred to as floating rate notes, typically provide for the return of an investor’s principal amount at maturity and the payment of periodic interest based on the interest rate to which the securities are linked. As a result, any decline in the interest rate would potentially result in a reduction in the amount of any periodic interest paid on the securities, but would not adversely affect the return of the investor’s principal amount at maturity. However, the notes offered by this pricing supplement do not pay periodic interest based on either Reference Rate or on the Reference Rate Spread. Instead, the notes offer the potential to earn a fixed call premium if the notes are automatically called based on the Reference Rate Spread on the Review Date. In addition, if the notes have not been automatically called, the amount an investor receives at maturity will depend on the performance of the Reference Rate Spread and may result in the investors losing some or all of their principal amount at maturity.
•	REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return for a similar level of risk in the event the notes are automatically called prior to the Maturity Date.
•	THE REFERENCE RATE SPREAD ON SOME CALENDAR DAYS DURING THE OBSERVATION PERIOD WILL BE BASED ON THE REFERENCE RATES ON PRIOR DAYS — If the notes have not been automatically called, the payment at maturity is based, in part, on the Reference Rate Spread on each calendar day during the Observation Period. However, for any calendar day during the Observation Period that is not a U.S. Government Securities Business Day (such as Saturdays and Sundays), the Reference Rates will be deemed to be the same as on the immediately preceding U.S. Government Securities Business Day. In addition, for all calendar days from and including the Rate Cut-Off Date to but excluding the Maturity Date, the Reference Rates will not be observed and will be deemed to be the same as on the Rate Cut-Off Date. Accordingly, for any of these calendar days, if the Reference Rate Spread on the relevant prior U.S. Government Securities Business Day is less than the Trigger Level, the Reference Rate Spread on that day will also be less than the Trigger Level. This may result in the Reference Rate Spread being less than the Trigger Level on more calendar days during the Observation Period than if the relevant calendar days are excluded from the Observation Period, which will adversely affect the return on the notes. In addition, this may result in the Reference Rate Spread being less than the Trigger Level on more calendar days during the period from and including the Rate Cut-Off Date to but excluding the Maturity Date than if the actual Reference Rates during that period are used, which will adversely affect the return on the notes.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

Risks Relating to Conflicts of Interest

•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and as an agent of the offering of the notes, hedging our obligations under the notes and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set, which we refer to as the estimated value of the notes. For example, if on any of the Review Date, the Observation Date or any calendar day during the Observation Period, either Reference Rate cannot be determined by reference to the applicable Bloomberg page, the calculation agent will determine that Reference Rate for that day in its sole discretion, after consulting such sources as it deems comparable to the foregoing page, or any such other source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps. In performing these duties, our and JPMorgan Chase & Co.’s economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our and JPMorgan Chase & Co.’s business activities, including hedging and trading activities, could cause our and JPMorgan Chase & Co.’s economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates in connection with the notes could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to Conflicts of Interest” in the accompanying product supplement for additional information about these risks.

JPMorgan Structured Investments —	PS-7
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Risks Relating to the Estimated Value and Secondary Market Prices of the Notes

•	THE ESTIMATED VALUE OF THE NOTES IS LOWER THAN THE ORIGINAL ISSUE PRICE (PRICE TO PUBLIC) OF THE NOTES — The estimated value of the notes is only an estimate determined by reference to several factors. The original issue price of the notes exceeds the estimated value of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES DOES NOT REPRESENT FUTURE VALUES OF THE NOTES AND MAY DIFFER FROM OTHERS’ ESTIMATES — The estimated value of the notes is determined by reference to internal pricing models of our affiliates when the terms of the notes are set. This estimated value of the notes is based on market conditions and other relevant factors existing at that time and assumptions about market parameters, which can include volatility, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater than or less than the estimated value of the notes. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the value of the notes could change significantly based on, among other things, changes in market conditions, our or JPMorgan Chase & Co.’s creditworthiness, interest rate movements and other relevant factors, which may impact the price, if any, at which JPMS would be willing to buy notes from you in secondary market transactions. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE ESTIMATED VALUE OF THE NOTES IS DERIVED BY REFERENCE TO AN INTERNAL FUNDING RATE — The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. The use of an internal funding rate and any potential changes to that rate may have an adverse effect on the terms of the notes and any secondary market prices of the notes. See “The Estimated Value of the Notes” in this pricing supplement.
•	THE VALUE OF THE NOTES AS PUBLISHED BY JPMS (AND WHICH MAY BE REFLECTED ON CUSTOMER ACCOUNT STATEMENTS) MAY BE HIGHER THAN THE THEN-CURRENT ESTIMATED VALUE OF THE NOTES FOR A LIMITED TIME PERIOD — We generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period. These costs can include projected hedging profits, if any, and, in some circumstances, estimated hedging costs and our internal secondary market funding rates for structured debt issuances. See “Secondary Market Prices of the Notes” in this pricing supplement for additional information relating to this initial period. Accordingly, the estimated value of your notes during this initial period may be lower than the value of the notes as published by JPMS (and which may be shown on your customer account statements).
•	SECONDARY MARKET PRICES OF THE NOTES WILL LIKELY BE LOWER THAN THE ORIGINAL ISSUE PRICE OF THE NOTES — Any secondary market prices of the notes will likely be lower than the original issue price of the notes because, among other things, secondary market prices take into account our internal secondary market funding rates for structured debt issuances and, also, because secondary market prices (a) exclude selling commissions and (b) may exclude projected hedging profits, if any, and estimated hedging costs that are included in the original issue price of the notes. As a result, the price, if any, at which JPMS will be willing to buy notes from you in secondary market transactions, if at all, is likely to be lower than the original issue price. Any sale by you prior to the Maturity Date could result in a substantial loss to you. See the immediately following risk consideration for information about additional factors that will impact any secondary market prices of the notes.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity. See “— Lack of Liquidity” below.

•	SECONDARY MARKET PRICES OF THE NOTES WILL BE IMPACTED BY MANY ECONOMIC AND MARKET FACTORS — The secondary market price of the notes during their term will be impacted by a number of economic and market factors, which may either offset or magnify each other, aside from the selling commissions, projected hedging profits, if any, estimated hedging costs and the Reference Rate Spread, including:
•	any actual or potential change in our or JPMorgan Chase & Co.’s creditworthiness or credit spreads;
•	customary bid-ask spreads for similarly sized trades;
•	our internal secondary market funding rates for structured debt issuances;
•	the actual and expected volatility of the Reference Rate Spread;
•	the time to maturity of the notes;
•	correlation (or lack of correlation) of the Reference Rates;
•	whether the Reference Rate Spread has been, or is expected to be, greater than or equal to -0.10% on the Review Date or the Trigger Level on the Observation Date or less than the Trigger Level on any calendar day during the Observation Period;
•	interest and yield rates in the market generally; and
•	a variety of other economic, financial, political, regulatory and judicial events.

JPMorgan Structured Investments —	PS-8
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Additionally, independent pricing vendors and/or third party broker-dealers may publish a price for the notes, which may also be reflected on customer account statements. This price may be different (higher or lower) than the price of the notes, if any, at which JPMS may be willing to purchase your notes in the secondary market.

Risks Relating to the Reference Rate Spread

•	THE REFERENCE RATE SPREAD WILL BE AFFECTED BY A NUMBER OF FACTORS —

The Reference Rate Spread will depend on a number of factors, including, but not limited to:

•	supply and demand for overnight U.S. Treasury repurchase agreements;
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in the U.S. and global credit markets;
•	central bank policy regarding interest rates;
•	inflation and expectations concerning inflation;
•	performance of capital markets; and
•	any statements from public government officials regarding the cessation of the Reference Rates and/or SOFR.

These and other factors may have a negative effect on the performance of the Reference Rate Spread and on the value of the notes in the secondary market.

•	THE REFERENCE RATE SPREAD MAY BE VOLATILE — The Reference Rates (and, therefore, the Reference Rate Spread) are subject to volatility due to a variety of factors affecting interest rates generally, including, but not limited to:
•	sentiment regarding underlying strength in the U.S. and global economies;
•	expectations regarding the level of price inflation;
•	sentiment regarding credit quality in U.S. and global credit markets;
•	central bank policy regarding interest rates; and
•	performance of capital markets.

These and other factors may have a negative impact on any payment at maturity on the notes and on the value of the notes in the secondary market. A Reference Rate Spread that is less than the Trigger Level on any calendar day during the Observation Period will result in a reduction of principal payment at maturity if the notes have not been automatically called. As a result of these factors, the Reference Rate Spread may be volatile, and even a very small percentage point change in the Reference Rate Spread can result in a significant loss on the notes if the notes have not been automatically called. Accordingly, volatility of the Reference Rate Spread may adversely affect your return on the notes.

•	THE REFERENCE RATES AND THE MANNER IN WHICH THEY ARE CALCULATED MAY CHANGE IN THE FUTURE — There can be no assurance that the method by which the Reference Rates are calculated will continue in its current form. Any changes in the method of calculation could reduce the Reference Rate Spread.
•	THE REFERENCE RATES (AND THEREFORE THE REFERENCE RATE SPREAD) AND SOFR HAVE LIMITED HISTORIES AND FUTURE PERFORMANCE CANNOT BE PREDICTED BASED ON HISTORICAL PERFORMANCE — The publication of the U.S. Dollar SOFR ICE Swap Rate began in November 2021, and, therefore, has a limited history. IBA launched the U.S. Dollar SOFR ICE Swap Rate for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the U.S. Dollar LIBOR ICE Swap Rate will have no bearing on the performance of SOFR, the Reference Rates or the Reference Rate Spread.

In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history.  The future performance of the Reference Rates , the Reference Rate Spread and SOFR cannot be predicted based on the limited historical performance.  The levels of the Reference Rates , the Reference Rate Spread and SOFR during the term of the notes may bear little or no relation to the historical actual or historical indicative data.  Prior observed patterns, if any, in the behavior of market variables and their relation to the Reference Rates , the Reference Rate Spread and SOFR, such as correlations, may change in the future.  While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “New York Fed”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations.

No future performance of the Reference Rates , the Reference Rate Spread or SOFR may be inferred from any of the historical actual or historical indicative SOFR data.  Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of the Reference Rates , the Reference Rate Spread or SOFR.  Changes in the levels of SOFR will affect the Reference Rates and the Reference Rate Spread and, therefore, the return on the notes and the trading price of the notes, but it is impossible to predict whether such levels will rise or fall.

There can be no assurance that the Reference Rate Spread will be greater than or equal to -0.10% on the Review Date or greater than or equal to the Trigger Level on the Observation Date or any calendar day during the Observation Period.

•	ANY FAILURE OF SOFR TO GAIN MARKET ACCEPTANCE COULD ADVERSELY AFFECT THE NOTES — According to the ARRC, SOFR was developed for use in certain U.S. dollar derivatives and other financial contracts as an alternative to LIBOR in part because it is considered a good representation of general funding conditions in the overnight U.S. Treasury repurchase agreement market. However, as a rate based on transactions secured by U.S. Treasury securities, it does not measure bank-specific credit risk and, as a result, is less likely to correlate with the

JPMorgan Structured Investments —	PS-9
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

unsecured short-term funding costs of banks than competing replacement rates for LIBOR that reflect bank-specific credit risk. This may mean that market participants would not consider SOFR a suitable substitute, replacement or successor for all of the purposes for which LIBOR historically has been used (including, without limitation, as a representation of the unsecured short-term funding costs of banks), which may, in turn, lessen market acceptance of SOFR. Any failure of SOFR to gain market acceptance could adversely affect the Reference Rate Spread, the return on and value of the notes and the price at which investors can sell the notes in the secondary market.

•	THE ADMINISTRATOR OF SOFR MAY MAKE CHANGES THAT COULD ADVERSELY AFFECT THE LEVEL OF SOFR OR DISCONTINUE SOFR AND HAS NO OBLIGATION TO CONSIDER YOUR INTEREST IN DOING SO — SOFR is a relatively new rate, and Federal Reserve Bank of New York (“FRBNY”) (or a successor), as administrator of SOFR, may make methodological or other changes that could change the value of SOFR, including changes related to the method by which SOFR is calculated, eligibility criteria applicable to the transactions used to calculate SOFR, or timing related to the publication of SOFR. If the manner in which SOFR is calculated is changed, that change may result in a reduction in the Reference Rate Spread and may adversely affect any payment on the notes, which may adversely affect the trading prices of the notes. The administrator of SOFR may withdraw, modify, amend, suspend or discontinue the calculation or dissemination of SOFR in its sole discretion and without notice and has no obligation to consider the interests of holders of the notes in calculating, withdrawing, modifying, amending, suspending or discontinuing SOFR. In that case, the method by which the Reference Rates are calculated will change, which could reduce the Reference Rate Spread.
•	EACH REFERENCE RATE MAY BE DETERMINED BY THE CALCULATION AGENT IN ITS SOLE DISCRETION OR, IF IT IS DISCONTINUED OR CEASED TO BE PUBLISHED PERMANENTLY OR INDEFINITELY, REPLACED BY A SUCCESSOR OR SUBSTITUTE RATE — If no relevant rate appears on the applicable Bloomberg Screen Page on a relevant day at approximately 11:00 a.m., New York City time, then the calculation agent, after consulting such sources as it deems comparable to the foregoing display page, or any such source it deems reasonable from which to estimate the relevant rate for U.S. dollar swaps referencing SOFR, will determine the applicable Reference Rate for that relevant day in its sole discretion.

Notwithstanding the foregoing, if the calculation agent determines in its sole discretion on or prior to the relevant day that the relevant rate for U.S. dollar swaps referencing SOFR has been discontinued or that rate has ceased to be published permanently or indefinitely, then the calculation agent will use as the applicable Reference Rate for that day a substitute or successor rate that it has determined in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, to be a commercially reasonable replacement rate.  If the calculation agent has determined a substitute or successor rate in accordance with the foregoing, the calculation agent may determine in its sole discretion, after consulting an investment bank of national standing in the United States (which may be an affiliate of ours) or any other source it deems reasonable, the definitions of business day, Review Date, Observation Date, Observation Period, U.S. Government Securities Business Day and Rate Cut-Off Date and any other relevant methodology for calculating that substitute or successor rate, including any adjustment factor it determines is needed to make that substitute or successor rate comparable to the relevant rate for U.S. dollar swaps referencing SOFR, in a manner that is consistent with industry-accepted practices for that substitute or successor rate.

Any of the foregoing determinations or actions by the calculation agent could result in adverse consequences to the value of the Reference Rate Spread used on the Review Date, the Observation Date or a calendar day during the Observation Period, which could adversely affect the return on and the market value of the notes.

JPMorgan Structured Investments —	PS-10
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Historical Information

The first graph below sets forth the historical weekly performances of the 10-Year Reference Rate and the 2-Year Reference Rate from November 19, 2021 (the first Friday on which the Reference Rates were published by Bloomberg Professional® service (“Bloomberg”)) through March 4, 2022. The 10-Year Reference Rate on March 9, 2022 was 1.744%. The 2-Year Reference Rate on March 9, 2022 was 1.578%.

The second graph below sets forth the historical weekly Reference Rate Spread (i.e., the difference between the 10-Year Reference Rate and the 2-Year Reference Rate) from November 19, 2021 through March 4, 2022. The Reference Rate Spread on March 9, 2022 was 0.166%.

We obtained the levels of the Reference Rates and the Reference Rate Spread above and below from Bloomberg, without independent verification. The historical values of the Reference Rates and the Reference Rate Spread should not be taken as an indication of future performance, and no assurance can be given as to the value of the Reference Rate Spread on the Review Date, the Observation Date or any calendar day during the Observation Period. There can be no assurance that the performance of the Reference Rate Spread will result in the return of any of your principal amount. You should note that publication of the U.S. Dollar SOFR ICE Swap Rate began on November 8, 2021, and it therefore has a limited history.

When reviewing the historical performance of the Reference Rate Spread in the below graph, it is important to understand that, if the notes have not been automatically called, your payment at maturity will depend on the Reference Rate Spread on the Observation Date and the number of calendar days during the Observation Period on which the Reference Rate Spread is greater than or equal to the Trigger Level. Because the payment at maturity is based on the Reference Rate Spread, even when the 10-Year Reference Rate increases or the 2-Year Reference Rate decreases, you may lose some or all of your principal amount at maturity. See “Selected Risk Considerations — Risks Relating to the Notes Generally — Your Investment in the Notes May Result in a Loss” and “Selected Risk Considerations — Risks Relating to the Notes Generally — If the Notes Have Not Been Automatically Called, Your Payment at Maturity on the Notes Is Based on the Performance of the Reference Rate Spread, Which May Narrow Significantly During the Term of the Notes to a Negative Spread” in this pricing supplement.

JPMorgan Structured Investments —	PS-11
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

The Estimated Value of the Notes

The estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using the internal funding rate described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The estimated value of the notes does not represent a minimum price at which JPMS would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the estimated value of the notes is based on, among other things, our and our affiliates’ view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for the conventional fixed-rate debt of JPMorgan Chase & Co. For additional information, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Derived by Reference to an Internal Funding Rate” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from internal pricing models of our affiliates. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the estimated value of the notes is determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Does Not Represent Future Values of the Notes and May Differ from Others’ Estimates” in this pricing supplement.

The estimated value of the notes is lower than the original issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the original issue price of the notes. These costs include the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, the projected profits, if any, that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Estimated Value of the Notes Is Lower Than the Original Issue Price (Price to Public) of the Notes” in this pricing supplement.

Secondary Market Prices of the Notes

For information about factors that will impact any secondary market prices of the notes, see “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — Secondary Market Prices of the Notes Will Be Impacted by Many Economic and Market Factors” in this pricing supplement. In addition, we generally expect that some of the costs included in the original issue price of the notes will be partially paid back to you in connection with any repurchases of your notes by JPMS in an amount that will decline to zero over an initial predetermined period that is intended to be the shorter of six months and one-half of the stated term of the notes. The length of any such initial period reflects the structure of the notes, whether our affiliates expect to earn a profit in connection with our hedging activities, the estimated costs of hedging the notes and when these costs are incurred, as determined by our affiliates. See “Selected Risk Considerations — Risks Relating to the Estimated Value and Secondary Market Prices of the Notes — The Value of the Notes as Published by JPMS (and Which May Be

JPMorgan Structured Investments —	PS-12
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Reflected on Customer Account Statements) May Be Higher Than the Then-Current Estimated Value of the Notes for a Limited Time Period.”

Supplemental Use of Proceeds

The notes are offered to meet investor demand for products that reflect the risk-return profile and market exposure provided by the notes. See “What Is the Total Return on the Notes upon an Automatic Call, Assuming a Range of Performances for the Reference Rate Spread?”, “Hypothetical Example of Amount Payable upon Automatic Call,” “What Is the Payment at Maturity on the Notes, Assuming a Range of Performances for the Reference Rate Spread and no Automatic Call?” and “Hypothetical Examples of Payment at Maturity on the Notes if no Automatic Call” in this pricing supplement for an illustration of the risk-return profile of the notes and “Selected Purchase Considerations — Return Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate” in this pricing supplement for a description of the market exposure provided by the notes.

The original issue price of the notes is equal to the estimated value of the notes plus the selling commissions paid to JPMS and other affiliated or unaffiliated dealers, plus (minus) the projected profits (losses) that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the notes, plus the estimated cost of hedging our obligations under the notes.

Validity of the Notes and the Guarantee

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to JPMorgan Financial and JPMorgan Chase & Co., when the notes offered by this pricing supplement have been executed and issued by JPMorgan Financial and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be valid and binding obligations of JPMorgan Financial and the related guarantee will constitute a valid and binding obligation of JPMorgan Chase & Co., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (i) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (ii) any provision of the indenture that purports to avoid the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law by limiting the amount of JPMorgan Chase & Co.’s obligation under the related guarantee. This opinion is given as of the date hereof and is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the Delaware Limited Liability Company Act. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated February 26, 2020, which was filed as an exhibit to the Registration Statement on Form S-3 by JPMorgan Financial and JPMorgan Chase & Co. on February 26, 2020.

JPMorgan Structured Investments —	PS-13
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate

Annex A — SOFR

SOFR is published by the Federal Reserve Bank of New York (“FRBNY”) and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. FRBNY reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by FRBNY to remove a portion of the foregoing transactions considered to be “specials.” According to FRBNY, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

FRBNY reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. FRBNY notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

FRBNY currently publishes SOFR daily on its website. FRBNY states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that FRBNY may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

JPMorgan Structured Investments —	PS-14
Callable Contingent Interest Notes Linked to the Spread Between the 10-Year U.S. Dollar SOFR ICE Swap Rate and the 2-Year U.S. Dollar SOFR ICE Swap Rate